Exhibit 10.34

Blue Gold Holdings Limited 124 City Road London EC1V 2NX United Kingdom www.bluegoldmine.com

Phil Newall

06 May 2025

Dear Phil,

Re: Appointment as Independent Technical Director of Blue Gold Limited, and Member of the Audit and Risk Committee and Nominations Committee and Payment Plan for Outstanding Fees

I would like to thank you service as a consultant to Blue Gold Holdings Limited, which draws to an end as of 30 April 2025, and your willingness to now serve as an Independent Non-Executive Director on the board of Blue Gold Limited (“the Company”), from its admission to Nasdaq (expected during the course of this month).

Enclosed is a draft of your Directors’ Agreement with the Company. We would be grateful if you could review and provide any comments at your earliest convenience, as it needs to be signed at or before the point of listing. We have summarised below the key terms of agreement to assist you with your review.

•	Position: Independent Technical Non-Executive Director and Member of the Audit and Risk Committee and Nominations Committee

•	Term of Appointment: You are appointed as a Class III Director, which is for an initial period of three years from appointment (all directors are appointed and re-elected by the shareholders on rotation).

•	Cash Compensation: You will receive an annual fee of $65,000, payable in quarterly instalments in advance. This is composed as follows:

•	$25,000 per annum in respect of your position as a director,

•	$40,000 per annum in respect of your position providing Technical Advisory Services

•	Equity Compensation: You will receive an annual RSU grant to the value of $100,000, with the initial grant being for 10,000 Class A Ordinary Shares. Future grants will be based on the Fair Market value of the shares at the time of grant. All equity awards vest in twelve equal monthly instalments.

•	Expenses: You will be reimbursed for all reasonable travel and out-of-pocket expenses incurred in the course of your duties.

Blue Gold Holdings Limited. Incorporated in England and Wales
Company Registration No.15271309

•	Directors and Officers Insurance: You will be covered under the Company’s Directors and Officers Liability Insurance and entitled to indemnification under the Company’s governing documents.

Separately, we acknowledge that you have been accruing fees as a Consultant to Blue Gold Holdings Limited (“BGHL”) since December 2024, which remain unpaid. This monthly accrual comes to an end at 30 April 2025 and amounts to $50,715.77, we calculate these follows:

		Description (Invoice #, date of serv,	Balance in USD at
Date	Vendor Name	description of serv)	04/30/25
12/31/24	Outstanding invoices amount	P.Newall outstanding up to 31/10/2024 (May-June-July-Aug- Spet &Oct 2024)	25,274.00
12/31/24	P. Newell	P.Newall- Consultancy- Nov and Dec 2024 2 months @3,333.33	8,343.98
01/31/25	P. Newell	P.Newall- Consultancy- 2025months @3,333.33	4,228.08
02/28/25	P. Newell	P.Newall- Consultancy- Feb 2025@3,333.33	4,210.61
03/31/25	P. Newell	P.Newall- Consultancy- March 2025@3,333.33	4,212.33
04/30/25	P. Newell	P.Newall- Consultancy- April 2025@3,333.33	4,446.76
	Total P. Newell		50,715.77

We propose to settle these outstanding amounts with the issue of 5,072 Class A shares in Blue Gold Limited (the parent to Blue Gold Holdings, following listing), using the listing price of $10 per share. These will be issued to you post listing.

If you are in agreement with the new arrangement outlined above and the proposed settlement of the outstanding fees, please sign the acknowledgement below.

I look forward to working with you as a fellow Director of our company. Should you have any questions regarding this letter or the enclosed agreement, please do not hesitate to contact me.

Yours sincerely,

Andrew Cavaghan

Chief Executive Officer

Blue Gold Holdings Limited. Incorporated in England and Wales
Company Registration No.15271309

I accept the terms of this new appointment, and the proposed settlement of my outstanding fees as full and final settlement of all amounts owed to me by BGHL

/s/ Phil Newall
Phil Newall

Date:

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Blue Gold Holdings Limited. Incorporated in England and Wales
Company Registration No.15271309